Exhibit 99.(g)

INVESTMENT MANAGEMENT AGREEMENT

by and between

REIT EXCHANGE FUND, INC.

and

SPRING ASSET MANAGEMENT LLC

Dated as of          , 2013

INVESTMENT MANAGEMENT AGREEEMNT

This INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”) is entered into as of          , 2013 by and between REIT Exchange Fund, Inc., a corporation duly organized and existing under the laws of the State of Maryland (“RXF”), and Spring Asset Management LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Investment Adviser”).

RECITALS:

WHEREAS, RXF is a closed-end management investment company and intends to become a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Investment Adviser is engaged principally in providing management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Investment Adviser is willing to provide management and investment advisory services to RXF on the terms and conditions set out below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, RXF and the Investment Adviser agree as follows:

1.                                      Investment Description; Appointment

(a)                                 Investment Description. RXF will invest and reinvest its assets in accordance with the investment objective, policies and limitations specified in the prospectus (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) as part of RXF’s registration statement on Form N-2 and any amendments thereto (the “Registration Statement”). RXF may periodically amend such investment objective, policies and limitations in its discretion; provided that such amendment is consistent with the provisions of the 1940 Act and its reporting obligations when it becomes a public company.

(b)                                 Appointment of Investment Adviser. RXF will employ the Investment Adviser to act as the investment adviser of RXF and to furnish the management and investment advisory services described below, subject to the policies of, review by and overall control of the board of directors of RXF (the “Board”), for the period and on the terms and conditions set out in this Agreement. The Investment Adviser accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement for the compensation provided for in this Agreement. The Investment Adviser for all purposes in this Agreement will be deemed to be an independent contractor and, unless otherwise expressly provided or authorized in this Agreement, will have no authority to act for or represent RXF in any way or otherwise be deemed an agent of RXF.

2.                                      Duties of the Investment Adviser

(a)                                 Management Services.

(1)                                 The Investment Adviser will perform, or arrange for its affiliates to perform, the management services necessary for the operation of RXF. The Investment Adviser will provide RXF with necessary personnel (which may be its own) and such other services as the Investment Adviser, subject to review by the Board, from time to time will determine to be necessary or useful to perform its obligations under this Agreement. The Investment Adviser, on behalf of RXF, can conduct affairs with custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable.

(2)                                 The Investment Adviser will, subject to the supervision of the Board, perform various services for RXF, including but not limited to: (i) preparing all general shareholder communications, including shareholder reports; (ii) conducting shareholder relations; (iii) maintaining RXF’s existence and its records; (iv) during such times as shares are publicly offered, maintaining the registration and qualification of RXF’s shares under federal and state law; (v) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of RXF as an investment vehicle; (vi) overseeing the determination and publication of RXF’s net asset value in accordance with RXF’s policy as adopted from time to time by the Board; (vii) overseeing the preparation and filing of RXF’s federal, state and local income tax returns and any other required tax returns; (viii) reviewing the appropriateness of and arranging for payment of RXF’s expenses; (ix) preparing (or overseeing the preparation) for review and approval by officers of RXF financial information for RXF’s semi-annual and annual reports, proxy statements and other communications with shareholders required or otherwise to be sent to RXF shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders; (x) preparing (or overseeing the preparation) for review of RXF’s periodic financial reports required to be filed with the SEC on Form N-SAR, N-CSR and such other reports, forms and filings, as may be mutually agreed upon; (xi) preparing reports relating to the business and affairs of RXF as may be mutually agreed upon and not otherwise appropriately prepared by RXF’s custodian, counsel or auditors; (xii) preparing (or overseeing the preparation of) such information and reports as may be required by any stock exchange or exchanges on which RXF’s shares are listed; (xiii) making or arranging for the preparation of such reports and recommendations to the Board concerning the performance of the independent accountants as the Board may reasonably request or deems appropriate; (xiv) making (or overseeing the preparation of) such reports and recommendations to the Board concerning the performance and fees of RXF’s custodian, transfer agent, administrator and dividend disbursing agent as the Board may reasonably request or deems appropriate; (xv) overseeing and reviewing calculations of fees paid to RXF’s service providers; (xvi) reviewing implementation of any share purchase programs authorized by the Board; (xvii) determining the amounts available for distribution as dividends and distributions to be paid by RXF to its shareholders; (xviii) preparing and arranging for the printing of dividend notices to shareholders; (xix) providing RXF’s dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement RXF’s dividend reinvestment plan; (xx) preparing such information and reports as may be required by any party from which RXF borrows; (xxi) providing such assistance to the custodian and RXF’s counsel and auditors as generally may be required to properly carry on the business and operations of RXF; and (xxii) assisting in the preparation and filing of Forms 3, 4, and 5 pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), and Section 30(f) of the 1940 Act for the officers and directors of RXF, such filings to be based on information provided by those persons.

(3)                                 The Investment Adviser will authorize and permit any of its principals, officers and employees who may be elected or appointed as directors or officers of RXF to serve in the capacities in which they are elected or appointed. Services to be furnished by the Investment Adviser under this Agreement may be furnished through the medium of any of such principals, officers, or employees. The Investment Adviser generally will monitor RXF’s compliance with investment policies and restrictions as set out in filings made by RXF under the federal securities laws. The Investment Adviser will make reports to the Board of its performance of obligations under this Agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of RXF as RXF will determine to be desirable.

(b)                                 Investment Advisory Services.  Subject to the supervision, direction and approval of the Board, the Investment Adviser will conduct a continual program of investment, evaluation, sale, and reinvestment of RXF’s assets. The Investment Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by RXF; (ii) make investment decisions for RXF; (iii) place purchase and sale orders for portfolio transactions on behalf of RXF, lend securities and manage otherwise uninvested cash assets of RXF; (iv) arrange for the pricing of RXF securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Investment Adviser’s management of the assets of RXF (in such respect, and only for this limited purpose or to the extent expressly stated elsewhere in this Agreement, the Investment Adviser will act as RXF’s agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research services to RXF; and (vii) make decisions with respect to the use by RXF of borrowing for leverage or other investment purposes. The Investment Adviser will in general take such action as is appropriate to effectively manage RXF’s investment practices. In addition:

(1)                                 The Investment Adviser will maintain and preserve the records specified in Section 12 of this Agreement and any other records related to RXF’s transactions as are required under any applicable state or federal securities law or regulation including the 1940 Act, the 1934 Act, and the Advisers Act.

(2)                                 The Investment Adviser will comply with any procedures provided from time to time to the Investment Adviser by RXF. The Investment Adviser will notify RXF as soon as reasonably practicable upon detection of any material breach of such procedures.

(3)                                 The Investment Adviser will maintain a written code of ethics (the “Code of Ethics”) pursuant to Rule 17j-1 under the 1940 Act, a copy of which will be provided to RXF, and will institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Investment Adviser will follow such Code of Ethics in performing its services under this Agreement.

(4)                                 The Investment Adviser will manage RXF’s assets in accordance with RXF’s investment objective and policies as adopted by RXF from time to time. The Investment Adviser also will manage the investments of RXF in a manner consistent with any and all applicable investment restrictions (including diversification requirements) contained in the 1940 Act and the rules under the 1940 Act, any SEC order issued to RXF, and any applicable state securities law or regulation. The Investment Adviser will process and respond to class action lawsuits relating to the portfolio securities of RXF and any proceeds to RXF from such lawsuits.

3.                                      Information and Reports

(a)                                 The Investment Adviser will keep RXF informed of developments relating to the Investment Adviser’s duties as investment adviser of which the Investment Adviser has, or should have, knowledge that would materially affect RXF. In this regard, the Investment Adviser will provide RXF and its officers with such periodic reports concerning the obligations the Investment Adviser has assumed under this Agreement as RXF may from time to time reasonably request. The Investment Adviser will certify quarterly to RXF that it and its “Advisory Persons” (as defined in Rule 17j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Investment Adviser has done to seek to ensure such compliance in the future. The Investment Adviser will annually furnish to RXF a written report, which complies with the requirements of Rule 17j-1, concerning the Investment Adviser’s Code of Ethics. Upon written request of RXF with respect to violations of the Code of Ethics directly affecting RXF, the Investment Adviser will permit representatives of RXF to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

(b)                                 The Investment Adviser will provide RXF with any information reasonably requested regarding the Investment Adviser’s management of RXF required for any shareholder report or amended registration statement to be filed by RXF with the SEC.

(c)                                  The Investment Adviser will notify RXF of any additional, removed or substituted managing member of the Investment Adviser within a reasonable time of such addition, removal or substitution.

4.                                      Standard of Care

The Investment Adviser will exercise its best judgment, act in good faith, use reasonable care and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Investment Adviser will not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of RXF, except for willful misfeasance, or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties under this Agreement. As used in this Section 4, the term “Investment Adviser” will include any affiliates of the Investment Adviser performing services for RXF contemplated by this Agreement and principals, officers and employees of the Investment Adviser and of such affiliates.

5.                                      Investment Adviser’s Duties Regarding RXF Transactions

(a)                                 Placement of Orders. The Investment Adviser will take all actions that it considers necessary to implement the investment policies of RXF, and, in particular, to place all orders for the purchase or sale of securities or other investments for RXF with brokers or dealers the Investment Adviser, in its sole discretion, selects. To that end, the Investment Adviser is authorized as RXF’s agent to give instructions to RXF’s custodian as to deliveries of securities or other investments and payments of cash for RXF’s account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Investment Adviser is subject to the supervision of the Board and is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board, as may be amended from time to time, and is subject to provisions (b), (c) and (d) of this Section 5.

(b)                                 Selection of Brokers and Dealers. To the extent permitted by the policy guidelines adopted by RXF, in the selection of brokers and dealers to execute portfolio transactions, the Investment Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Investment Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Investment Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Investment Adviser a higher commission than that charged by other brokers and dealers if the Investment Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Investment Adviser’s overall responsibilities with respect to RXF and to any other client accounts or portfolios that the Investment Adviser advises.

(c)                                  Soft Dollar Arrangements. On an ongoing basis, but not less often than annually, the Investment Adviser will identify and provide a written description to the Board of all “soft dollar” arrangements that the Investment Adviser maintains with respect to RXF or with brokers or dealers that execute transactions for RXF, and of all research and other services provided to the Investment Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of RXF transactions to the broker or dealer.

6.                                      Compensation

For the services rendered, the facilities furnished and the expenses assumed by the Investment Adviser under this Agreement, RXF agrees to pay to the Investment Adviser at the beginning of each calendar quarter a management fee.  The management fee, on an annual basis, is agreed by the parties to this Agreement to be 1.25% of RXF’s Managed Assets. “Managed Assets” means the sum of:

(i) the value of all the shares of non-traded real estate investment trusts (“REITs”) held in RXF’s portfolio;

plus

(ii) the total aggregate value of cash balances, cash equivalents, other authorized short-term fixed income securities valued at cost, any other authorized investments, and indebtedness of any type.

To calculate the quarterly payment of the management fee, the parties agree that the Adviser will calculate the daily Managed Assets of RXF (the “Daily Sum”) and the daily management fee. The Adviser agrees to calculate the daily management fee according to the following formula: 1.25% of the Daily Sum multiplied by a fraction, where the denominator is the number of trading days in a calendar year and the numerator is 1 (the “Daily Management Fee”). For clarity, the Daily Management Fee can be expressed as follows:

(The Daily Sum) * (1 / Trading Days per Year) * 1.25%

The daily value of each non-traded REIT will be determined by taking the greater of its most recently reported net asset value per share (“NAV”) or its estimated price per share (“Estimated Price”).

7.                                      Expenses

(a)                                 The Investment Adviser. Except as may otherwise be provided in Section 7(b) of this Agreement, the Investment Adviser will: (i) provide the staff and personnel necessary to perform its obligations under this Agreement, assume and pay or cause to be paid all expenses incurred in connection with the maintenance of such staff and personnel, and, at its own expense, provide the office space, facilities, equipment and necessary personnel that it is obligated to provide under this Agreement; and (ii) pay, or cause affiliates to pay, compensation of all officers of RXF and all directors of RXF who are “interested persons” of RXF (as defined in the 1940 Act).

(b)                                 RXF. RXF will bear all other expenses to be incurred in its operation, including, but not limited to: (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of RXF’s directors who are not “interested persons” of RXF, including reimbursement for all of their out-of-pocket expenses related to attendance at Board or committee meetings; (iv) legal and audit expenses; (v) custodian, administrative, RXF accounting, registrar, transfer agent and dividend disbursing agent fees and expenses; (vi) fees and expenses related to the registration and qualification of RXF and RXF’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of RXF; (viii) all other expenses incidental to holding meetings of RXF’s shareholders, including proxy solicitations in connection with such meetings; (ix) insurance premiums for fidelity bond, directors and officers/errors and omissions insurance policies, and other coverage; (x) management fees; (xi) expenses of typesetting for printing prospectuses and, as applicable, statements of additional information and supplements to those documents; (xii) expenses of printing and mailing prospectuses and, as applicable, statements of additional information and supplements to those documents; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which RXF is a party and legal obligations pursuant to which RXF may have to indemnify RXF’s directors, officers, employees and/or agents with respect to these actions, suits or proceedings. If the Investment Adviser or any of its affiliates provides accounting services to RXF, RXF will reimburse the Investment Adviser and its affiliates for their costs in providing such accounting services to RXF using a methodology for determining costs approved by the Board.

8.                                      Services to Other Companies or Accounts

RXF understands that the Investment Adviser and its affiliates now act, will continue to act and may act in the future as investment manager, adviser, general partner or managing member to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies, including, but not limited to, offshore entities or private accounts. RXF understands that the persons employed by the Investment Adviser to assist in the performance of the Investment Adviser’s duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Investment Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Investment Adviser or any of its affiliates, principals, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, so long as such activities do not adversely affect or otherwise impair the performance by the Investment Adviser of its duties and obligations under this Agreement.

9.                                      Custody

Nothing in this Agreement will require the Investment Adviser to take or receive physical possession of cash, securities, or other investments of RXF.

10.                               Term of Agreement; Termination of Agreement; Amendment of Agreement

(a)                                 Term. This Agreement will become effective upon            , 2013 (the “Effective Date”), and, unless terminated in accordance with its terms, will continue for an initial two-year term and after that initial two-year term so long as such continuance is specifically approved at least annually as required by the 1940 Act.

(b)                                 Termination. This Agreement may be terminated, without penalty, (i) by the Board or by vote of holders of a majority of the outstanding shares of RXF upon sixty (60) days’ prior written notice to the Investment Adviser, or (ii) by the Investment Adviser upon sixty (60) days’ prior written notice to RXF. This Agreement will also terminate automatically in the event of its “assignment,” as defined in the 1940 Act and the rules under the 1940 Act, except that to the extent consistent with the Advisers Act and the 1940 Act, without notice to or consent of RXF, the Investment Adviser may be reconstituted or reorganized into any other form of business entity without terminating this Agreement.

(c)                                  Amendment. This Agreement may be amended in writing by mutual consent and in conformity with the requirements of the 1940 Act and the rules under the 1940 Act.

11.                               Cooperation with Regulatory Authorities or Other Actions

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

12.                               Records

(a)                                 Maintenance of Records. The Investment Adviser undertakes and agrees to maintain, in the form and for the period required by Rule 31a2 under the 1940 Act, all records relating to RXF’s investments that are required to be maintained by RXF pursuant to the 1940 Act with respect to the Investment Adviser’s responsibilities under this Agreement for RXF (“RXF’s Books and Records”).

(b)                                 Ownership of Records. The Investment Adviser agrees that RXF’s Books and Records are RXF’s property and agrees to surrender promptly to RXF its Books and Records upon the request of RXF. The Investment Adviser may, however, retain copies of the records at its own cost. RXF’s Books and Records will be made available, within two (2) business days of a written request, to RXF’s accountants or auditors during regular business hours at the Investment Adviser’s offices. RXF or its authorized representatives will have the right to copy any records in the Investment Adviser’s possession that pertain to RXF. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, RXF’s Books and Records will be returned to RXF. The Investment Adviser agrees that the policies and procedures it has established for managing RXF, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the adviser/client relationship and management and operation of RXF, will be made available for inspection by RXF or its authorized representatives upon reasonable written request within two (2) business days.

13.                               Conflicts with RXF’s Governing Documents and Applicable Laws

Nothing contained in this Agreement will be deemed to require RXF to take any action contrary to RXF’s Articles of Incorporation or Bylaws, as they may be amended and/or restated from time to time, or any applicable statute or regulation, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of RXF.

14.                               Survival

All representations and warranties made by the Investment Adviser and RXF in this Agreement will survive for the duration of this Agreement and the parties to this Agreement will notify each other in writing immediately upon becoming aware, but in no event later than five (5) days after becoming aware, that any of the foregoing representations and warranties are no longer true.

15.                               Governing Law

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws.

16.                               Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected as a result. In the event that the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision may be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

17.                               Definitions

As used in this Agreement, terms will have the same meaning as such terms have in the 1940 Act. The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act and the rules under the 1940 Act. The term “majority of the outstanding shares” as used in this Agreement means the lesser of (a) sixty-seven percent (67%) or more of the voting shares present at a meeting if more than fifty percent (50%) of these voting shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding voting shares.

18.                               Limitation of Liability of RXF and the Shareholders

None of the directors, officers, agents or shareholders of RXF will be personally liable under this Agreement. The name REIT Exchange Fund, Inc. is the designation of RXF for the time being under the Articles of Incorporation. All persons dealing with RXF must look solely to the property of RXF for the enforcement of any claims against RXF, as none of the directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of RXF.

19.                               Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.

REIT EXCHANGE FUND, INC

By:
Name:
Title:

SPRING ASSET MANAGEMENT LLC

By:
Name:
Title: